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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                    FORM 8-K



                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



                                JANUARY 13, 1997
                Date of Report (Date of earliest event reported)


                             NUTRITION MEDICAL, INC.
             (Exact name of registrant as specified in its charter)



          MINNESOTA                      333-9999                41-1756256
(State or other jurisdiction     (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)


         9850 51st AVENUE NORTH, SUITE 110, MINNEAPOLIS, MN        55442
          (Address of principal executive offices)              (Zip Code)



                                 (612) 551-9595
              (Registrant's telephone number, including area code)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

(A) On January 13, 1997 Nutrition Medical, Inc. (the "Registrant") acquired certain assets of Elan Pharma, Inc. ("Elan"), a wholly-owned subsidiary of Elan Corporation, plc. The assets consist of Elan's medical nutrition products, including its pump, set and formula product lines. The acquisition was made pursuant to an Asset Purchase Agreement entered into January 13, 1997 by and between the Registrant and Elan. The purchase price paid by the Registrant was 855,000 shares of common stock and a $3,000,000 promissory note which, along with interest accrued at 3% per annum, is due seven years from the closing date (subject to post-closing adjustments, in accordance with the terms of the Asset Purchase Agreement).

(B) Elan is, in part, engaged in producing and distributing a variety of enteral nutrition products used by hospitals, nursing homes and other health care professionals. Substantially all of the assets acquired consisted of enteral formulas, delivery devices, tube sets, related accessories, inventories and intangibles used by Elan in the conduct of its business. The Registrant intends to continue to use the assets for these purposes.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(A)  Financial statements of business acquired

     It is impractical to provide the required financial statements specified in
Item 310 (c) and (d) of Regulation S-B for the acquisition described in Item 2 and, accordingly, this information is not attached as part of this Report. The required financial statements for the acquisition of the Elan Pharma, Inc. assets will be filed within 60 days of the due date of this Report.

(B)  Pro forma financial information.

     It is impractical to provide the required pro forma financial information at this time and, accordingly, this information is not attached as a part of this Report. The information will be filed within 60 days of the due date of this Report.

(C)  Exhibits

     2.1 Asset Purchase Agreement dated January 13, 1997 by and between Nutrition Medical, Inc. and Elan Pharma, Inc.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED:    JANUARY 23, 1997              NUTRITION MEDICAL, INC.
                                             (Registrant)

                                   By:   /s/  Richard J. Hegstrand
                                         -------------------------
                                          Chief Financial Officer


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                                  EXHIBIT INDEX


Exhibit
Number              Description
--------            -----------

2.1                 Asset Purchase Agreement by and between
                    Nutrition Medical, Inc. (Buyer) and Elan
                    Pharma, Inc. (Seller), dated January 13, 1997.





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